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EXHIBIT 23.1 -- CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                         Independent Auditors' Consent

The Board of Directors
Weirton Steel Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-84943 and 333-39352) on Form S-8 of Weirton Steel Corporation of our reports dated January 31, 2003, with respect to the consolidated balance sheet of Weirton Steel Corporation as of December 31, 2002 and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity (deficit), and cash flows, and the related financial statement schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of Weirton Steel Corporation.

Our reports dated January 30, 2003 each contain an explanatory paragraph that states that the Company has sustained significant losses from operations and also has a total stockholders' deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 28, 2003